QuickLinks -- Click here to rapidly navigate through this document

Exhibit 2.1

ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into this 28th day of February 2003, by and between SMALL TOWN RADIO, INC., a Nevada corporation ("Seller") and USK Broadcasting, Inc., a Georgia corporation ("Buyer").

Background

        Seller owns radio station WDGR-AM licensed to Dahlonega, GA (the "Station"), and holds the licenses and authorizations issued by the FCC for the operation of the Station (the "Licenses"). Buyer desires to acquire the Station, the Licenses, and certain specified assets used in the operation of the Station and Seller is willing to convey such assets to Buyer upon the terms set forth in this Agreement. The parties to this Agreement acknowledge that the condition to close the transactions contemplated by this Agreement is FCC written consent to the sale of the Licenses by Seller to Buyer pursuant to this the Agreement, and that such consent has become a final order, free of any special conditions adverse to Buyer ("FCC Approval").

Agreement

        For and in consideration of good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree:

        1.    Conveyance of Purchased Assets.    At the Closing, Seller shall grant, sell, convey, transfer, assign, and deliver to Buyer, free and clear of all liabilities (known, unknown, fixed, liquidated, or contingent), obligations, security interests, liens, claims, or encumbrances of any nature or kind whatsoever all right, title, and interest in and to the assets, properties, and rights of Seller listed on Schedule 1, attached hereto, and shall irrevocably and unconditionally, transfer, assign, convey, and deliver to Buyer, all right, title, and interest in and to the Licenses free and clear of all liabilities (known, unknown, fixed, liquidated, or contingent), obligations, security interests, liens, claims, or encumbrances of any nature or kind whatsoever (collectively, the "Purchased Assets"). The closing ("Closing") shall occur at the offices of Balboni Law Group, LLC, 5 Concourse Parkway, Suite 900, Atlanta, GA 30328 at 10:00 am on the fifth (5th) business day after receipt of FCC Approval or at such other time, date, and place as Seller and Buyer shall mutually agree.

        2.    Lease of Real Property.    At the Closing, Seller shall assign to Buyer its interest in the Real Property Lease free and clear of liens and encumbrances.

        3.    Assignment and Assumption of Assumed Liabilities.    EXCEPT FOR THE ASSUMED LIABILITIES ON SCHEDULE 1 OF THIS AGREEMENT, BUYER DOES NOT AND SHALL NOT ASSUME ANY LIABILITIES OF SELLER OR SHAREHOLDER.

        4.    Purchase Price.    For and in consideration of the Purchased Assets, and against delivery of the Purchased Assets, Buyer shall pay Seller $500,000 (the "Purchase Price") by wire transfer to an account designated in writing. Buyer shall receive a credit against the Purchase Price for the deposits given to Seller upon the execution of the letter of intent and this Agreement. Seller acknowledges that Cable Media and Kempff Communications Company have represented the Buyer and Seller in this transaction are due commissions to be paid at Closing.

        5.    Representations, Warranties, and Covenants.    Seller and Shareholder hereby represent and warrant to, and covenant with, Buyer that, except as disclosed in writing to Buyer in an attachment to this Agreement:

          5.1    Status and Authority of Seller.    Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada with all necessary corporate power and authority to conduct its business, to own, lease, or operate its properties in the places where its business is conducted and such properties are owned, leased, or operated. Seller is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions where the failure to be so qualified would have a material adverse affect on Seller or the Purchased Assets. Seller has the full power and authority to enter into this Agreement and the Assignment of Lease (collectively, the "Transaction Documents"), and to consummate the transactions contemplated thereby. The execution, delivery, and performance of each Transaction Document by Seller has been duly and validly authorized and approved by all necessary action on the part of Seller's board of directors and shareholders. Each Transaction Document is the legal, valid, and binding obligation of Seller, and is enforceable against Seller in accordance with its terms. Neither the execution and delivery of the Transaction Documents by Seller nor the consummation by Seller of the transactions contemplated by the Transaction Documents will (a) violate Seller's Articles of Incorporation or Bylaws; (b) violate any provisions of law or any order of any court or any governmental unit to which Seller or Shareholder are subject, or by which the Purchased Assets may be bound; (c) conflict with, result in a breach of, or constitute a default under any indenture, mortgage, lease, agreement, or other agreement to which Seller and Shareholder are a party or by which they or any of the Purchased Assets may be bound; or (d) result in the creation of any lien, charge, or encumbrance upon any of the Purchased Assets, result in the acceleration of the maturity of any payment date of any of the Assumed Liabilities, or increase or adversely affect the obligations under any of the Assumed Liabilities. Except for FCC Approval needed for the transfer of the Licenses, no consent, approval, authorization, or action by any third party or any court, administrative agency, or other governmental authority is required in connection with the execution, delivery, and performance by Seller and Shareholder of the Transaction Documents or the consummation by Seller and Shareholder of the transactions contemplated the Transaction Documents.

          5.2    Status of Purchased Assets.    Seller has good and marketable title to the assets listed on Schedule 1, free and clear of any and all liens, claims, charges, security interests, and encumbrances of any kind or nature whatsoever. The assets listed on Schedule 1 are in AS IS WHERE IS condition. All Purchased Assets are located at the addresses specified in Schedule 1. The business of Seller has not been conducted at, nor have any assets of Seller been located at, any other address within the last five (5) years. During the last five (5) years, Seller has conducted its business only under the name "Greenwood Communications Corporation."

        6.    Further Assurances.    Seller hereby covenants and agrees that, at any time and from time to time after the delivery of this Agreement, Seller, its successors and assigns will do, execute, acknowledge, and deliver, or will cause to be done, executed, acknowledged and delivered, any and all such further acts, conveyances, transfers, bills of sale, powers of attorney, assurances and documents which Buyer may reasonably require to more effectively grant, sell, convey, assign, transfer, set over to or vest in Buyer the License or to carry into effect the intent and purposes of this Agreement and the transactions contemplated hereby.

        7.    Amendment and Modification; Waiver.    This Agreement may be amended, modified, and supplemented by written agreement authorized and executed by Buyer and Seller at any time with respect to any of the terms contained herein. No waiver by Buyer of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by Buyer. The waiver by Buyer of a breach of any provisions of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

        8.    No Third-Party Beneficiaries.    This Agreement is for the sole and exclusive benefit of Buyer and nothing herein, express or implied, is intended or shall be construed to confer upon or give to any person or firm, other than Buyer, any rights, remedies, or claims under, or by any reason of, this Agreement or any terms, covenants, or conditions hereof. This Agreement may not be assigned without the prior written consent of the non-assigning party.

        9.    Governing Law.    THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA WITHOUT GIVING EFFECT TO SUCH STATE'S LAWS AND PRINCIPLES REGARDING THE CONFLICT OF LAWS. The parties agree that any appropriate state court located in Fulton County, Georgia or the Federal Court located in the Northern District of Georgia, Atlanta Division shall have jurisdiction of any case or controversy arising under or in connection with this Agreement and shall be a proper forum in which to adjudicate such case or controversy. The parties consent to the jurisdiction of such courts and agree not to object to forum or venue.

        10.    Headings.    The headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        11.    Notices.    Any notice or document required or permitted to be delivered hereunder, and payment of rent, may be delivered in person or shall be deemed to be delivered, when deposited in the United States mail, postage prepaid, addressed to the parties at the addresses indicated below, or at such other addresses as may have theretofore been specified by written notice delivered in accordance herewith: If to Landlord under the Lease at: Greenwood Communications Corp., 91 Lake Circle, Dahlonega, GA 30553, Attention: CEO, if to Buyer:                         , and if to Seller at: Small Town Radio, Inc., 3500 Lenox Road, Suite 1500, Atlanta, GA 30326, Attention: CEO.

IN WITNESS WHEREOF, this Agreement is executed by Buyer and Seller as of the date first above written.

Seller:	Buyer:
Small Town Radio, Inc.
By:	By:
Daniel W. Hollis, Chairman and CEO
Attest:	Attest:
By:	By:
Gerardo M. Balboni II, Assistant Secretary

SCHEDULE 1
TO
ASSET PURCHASE AGREEMENT

Purchased Assets

Unless otherwise noted for any particular Purchased Asset, all of the Purchased Assets listed below are physically located at:

16 Radio Road, Dahlonega, GA 30533

1.	Tangible Personal Property:	List each item of tangible personal property and attach as Attachment A to Schedule 1.
2.	Contracts:	None.
3.	Intellectual Property:	None.
4.	Licenses	Attach a copy of the Licenses as Attachment B to Schedule 1.

ALL TANGIBLE PERSONAL PROPERTY IS SOLD IN AS-IS WHERE IS CONDITION WITH ALL FAULTS.

Assumed Liabilities

EXHIBIT A
TO
ASSET PURCHASE AGREEMENT

Assignment of Real Property Lease

QuickLinks

  Exhibit 2.1
ASSET PURCHASE AGREEMENT
SCHEDULE 1 TO ASSET PURCHASE AGREEMENT
EXHIBIT A TO ASSET PURCHASE AGREEMENT